UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On December 11, 2014, Shuttle America Corporation. ("Shuttle"), (as assignee of Republic Airline Inc.) and Republic Airways Holdings Inc. ("Company") entered into Amendment Number Seven to the Delta Connection Agreement with Delta Air Lines, Inc. ("Delta"), dated as of January 20, 2005 (such agreement, as amended, the "Agreement"). Under the Agreement, Shuttle operates 14 E170 and 16 E175 aircraft as Delta Connection. The amendment provides for, among other things, an agreement for Shuttle to operate nine additional E170 aircraft to be placed into service between the third quarter of 2015 and the second quarter of 2016 for a term of six years per aircraft. The amendment also provides for an extension of the air transportation services provided by Shuttle with respect to the other 30 E170/175 aircraft. The amended service terms extend the 14 E170 aircraft for another four years, or through October 2021, and extend the 16 E175 aircraft by approximately five years, or through February 2024. Delta may further extend the service terms for any or all of the 14 E170 and 16 E175 aircraft for an additional five years.  The amendment also provides that Delta may purchase any or all of the E175 aircraft for an amount equal to the net book value of such aircraft (i) at the end of the current terms for such aircraft or (ii) at any time during the extended terms, in which case Delta would lease the purchased aircraft to Shuttle for Shuttle's operation during the remainder of the terms.
A copy of the Company's press release announcing the execution of this agreement is included as an exhibit to this Report.

Item 9.01    Financial Statements and Exhibits .

(d)    Exhibits.

99.1    Press Release of Republic Airways Holdings Inc. issued on December 12, 2014, relating to the amendment to its Delta Connection Agreement with Delta Air Lines, Inc.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Timothy P. Dooley
Name:    Timothy P. Dooley

Title:	Executive Vice President and Chief Financial Officer, Secretary

Dated: December 12, 2014

EXHIBIT INDEX
Exhibit Number    Description

99.1	Press Release of Republic Airways Holdings Inc. issued on December 12, 2014, relating to the amendment to its Delta Connection Agreement with Delta Air Lines, Inc.